                                                                                                                       Exhibit 99.2

                                        MEDIMMUNE ANNOUNCES $500 MILLION STOCK REPURCHASE PROGRAM

GAITHERSBURG,  MD, July 9, 2003 - MedImmune,  Inc.  (Nasdaq:  MEDI) today  announced  that its Board of Directors  has  authorized a repurchase,  over a two-year  period,  of up to $500  million  of its common  stock in the open  market or in  privately  negotiated transactions.

The stock repurchase  program permits the company to repurchase  common shares pursuant to terms management deems appropriate and at such times it may  designate.  MedImmune  will hold any  repurchased  shares as treasury  shares and intends to use them for general corporate  purposes,  including but not limited to  acquisition-related  transactions  and for issuance upon exercise of outstanding stock options. As of March 31, 2003, MedImmune had approximately 251,813,000 common shares outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any MedImmune securities.

About MedImmune
MedImmune is a leading  biotechnology  company focused on researching,  developing and commercializing  products to prevent or treat infectious  disease,  autoimmune  disease  and  cancer.  MedImmune  actively  markets  four  products,  Synagis®  (palivizumab),
FluMist™ (Influenza Virus Vaccine Live, Intranasal), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous  (human)),  and has  additional  products  in  clinical  testing.  MedImmune  employs  approximately  1,700  people,  is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania,  California, the United Kingdom and the Netherlands. For more information on MedImmune, visit the company's website at www.medimmune.com.

This announcement may contain,  in addition to historical  information,  certain  forward-looking  statements that involve risks and uncertainties.  Such  statements  with respect to MedImmune  reflect the current views of  MedImmune's  management  and are based on certain assumptions.  Actual results for MedImmune could differ materially from those currently  anticipated as a result of a number of factors,  including risks and uncertainties  discussed in MedImmune's filings with the U.S.  Securities and Exchange  Commission.
MedImmune is developing  several products for potential future  marketing.  There can be no assurance that such development  efforts will succeed,  that such  products will receive  required  regulatory  clearance or that,  even if such  regulatory  clearance  were received, such products would ultimately achieve commercial success.